The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities nor are they soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED APRIL 11, 2013

Citigroup Inc.	April , 2013 Medium-Term Senior Notes, Series H Pricing Supplement No. 2013-CMTNH0082 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-172562
Trigger Step Performance Securities Linked to the S&P 500® Index due on or about October 31, 2016
Overview
▪
The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Inc., which will rank on par with our other unsubordinated and unsecured obligations.  Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the stated principal amount of the securities, depending on the performance of the S&P 500® Index (the “index”) from its initial index level to its final index level.

▪
The securities offer modified exposure to the performance of the index, with (i) a minimum positive return at maturity (the “step return”) if the index appreciates at all or remains unchanged from the initial index level to the final index level, (ii) 1-to-1 participation in any appreciation of the index in excess of the step return and (iii) contingent reduced market risk at maturity against a limited range of potential depreciation of the index, as described below. In exchange, investors in the securities must be willing to forgo any dividends that may be paid on the stocks that constitute the index. In addition, investors in the securities must be willing to accept full downside exposure to the index if the index depreciates by more than 20.00%. If the index depreciates by more than 20.00%, you will lose 1% of the stated principal amount of your securities for every 1% by which the final index level is less than the initial index level. You may lose some or all of your initial investment in the securities.

▪
In order to obtain the modified exposure to the index that the securities provide, investors must also be willing to accept (i) an investment that may have limited or no liquidity and (ii) the credit risk of Citigroup Inc. and the risk of not receiving any amount due under the securities if we default on our obligations.

KEY TERMS
Index:	S&P 500® Index (ticker symbol: “SPX”)
Aggregate stated principal amount:	$
Stated principal amount:	$10.00 per security
Trade date:	April , 2013 (expected to be April 25, 2013)
Settlement date:	April , 2013 (three business days after the trade date)
Final valuation date:	October , 2016 (expected to be October 25, 2016), subject to postponement if such date is not a scheduled trading day or certain market disruption events occur
Maturity date:	October , 2016 (expected to be October 31, 2016)
Payment at maturity:
For each $10.00 security you hold at maturity:
▪ If the index return is zero or positive:
$10.00 + ( $10.00 × the greater of (i) the step return and (ii) the index return)
▪ If the index return is negative and the final index level is greater than or equal to the trigger level:
$10.00
▪ If the final index level is less than the trigger level:
$10.00 + ($10.00 × the index return)
If the final index level is less than the trigger level, you will be exposed to the full negative index return, which will be less than -20%, and your payment at maturity will be less than $8.00 per security and could be zero.  You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion or all of your investment.

Initial index level:	, the closing level of the index on the trade date
Final index level:	The closing level of the index on the final valuation date
Step return:	22% to 26% of the stated principal amount. The actual step return will be determined on the trade date. You will receive the step return only if the index return is zero or positive.
Index return:	(1) the final index level minus the initial index level divided by (2) the initial index level
Trigger level:	, 80.00% of the initial index level
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	173095688 / US1730956885
Agents:	Citigroup Global Markets Inc., an affiliate of the issuer, as lead agent, and UBS Financial Services Inc., as agent, each acting as principal
Underwriting fee and issue price:	Public offering price	Underwriting fee(1)	Proceeds to issuer
Per security:	$10.000	$0.275	$9.725
Total:	$	$	$
(1) Citigroup Global Markets Inc., acting as principal, has agreed to purchase from Citigroup Inc., and Citigroup Inc. has agreed to sell to Citigroup Global Markets Inc., the aggregate stated principal amount of the securities set forth above for $9.725 per security. UBS Financial Services Inc., acting as principal, has agreed to purchase from Citigroup Global Markets Inc., and Citigroup Global Markets Inc. has agreed to sell to UBS Financial Services Inc., all of such securities for $9.725 per security. UBS Financial Services Inc. will receive an underwriting discount of $0.275 per security for each security it sells. For additional information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-3.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Product Supplement No. EA-02-02 dated December 27, 2012                 Underlying Supplement No. 2 dated December 27, 2012
Prospectus Supplement dated December 20, 2012 and Prospectus dated May 12, 2011

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
Trigger Step Performance Securities Linked to the S&P 500® Index due on or about October 31, 2016

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to an Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Index”, and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the index that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before you decide whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes from the initial index level to the final index level.  The diagram below is based on a hypothetical step return of 22.00%.

Investors in the securities will not receive any dividends on the stocks that constitute the index. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—Investing in the securities is not equivalent to investing in the index or the stocks that constitute the index” below.

Trigger Step Performance Securities Payment at Maturity Diagram

Your actual payment at maturity per security will depend on the actual initial index level, the actual trigger level, the actual step return, which will be determined on the trade date, and the actual final index level. The examples below are intended to illustrate how your payment at maturity will depend on whether the final index level is greater than or less than the initial index level and by how much.  The examples are based on a hypothetical initial index level of 1,550.00, a hypothetical trigger level of 1,240.00 and a hypothetical step return of 22.00%.

April 2013	PS-2

Citigroup Inc.
Trigger Step Performance Securities Linked to the S&P 500® Index due on or about October 31, 2016

Example 1—Upside Scenario A. The hypothetical final index level is 1,705.00 (a 10.00% increase from the hypothetical initial index level), which is greater than the hypothetical initial index level by less than the hypothetical step return of 22.00%.

Payment at maturity per security	= $10.00 + ($10.00 × the greater of (i) the step return and (ii) the index return)
= $10.00 + ($10.00 × the greater of (i) 22.00% and (ii) 10.00%)
= $10.00 + $2.20
= $12.20

Because the hypothetical index return is positive and the hypothetical step return of 22.00% is greater than the 10.00% return you would have received based on the performance of the index, your total return on the securities at maturity in this scenario would equal the hypothetical step return of 22.00%.

Example 2—Upside Scenario B. The hypothetical final index level is 2,015.00 (a 30.00% increase from the hypothetical initial index level), which is greater than the hypothetical initial index level by more than the hypothetical step return of 22.00%.

Payment at maturity per security	= $10.00 + ($10.00 × the greater of (i) the step return and (ii) the index return)
= $10.00 + ($10.00 × the greater of (i) 22.00% and (ii) 30.00%)
= $10.00 + $3.00
= $13.00

Because the hypothetical index return is positive and the 30.00% return based on the performance of the index is greater than the hypothetical step return of 22.00%, your total return on the securities at maturity in this scenario would reflect 1-to-1 exposure to the positive performance of the index.

Example 3—Par Scenario. The hypothetical final index level is 1,317.50 (a 15.00% decrease from the hypothetical initial index level), which is less than the hypothetical initial index level but greater than the hypothetical trigger level.

Payment at maturity per security	= $10.00

Because the hypothetical index return is negative but the hypothetical final index level did not decrease from the hypothetical initial index level by more than 20.00%, your payment at maturity in this scenario would equal the $10.00 stated principal amount per security.

Example 4—Downside Scenario. The hypothetical final index level is 620.00 (a 60.00% decrease from the hypothetical initial index level), which is less than the hypothetical trigger level.

Payment at maturity per security	= $10.00 + ($10.00 × the index return)
= $10.00 + ($10.00 × -60.00%)
= $4.00

Because the hypothetical index return is negative and hypothetical final index level decreased from the hypothetical initial index level by more than 20.00%, your payment at maturity in this scenario would reflect 1-to-1 exposure to the negative performance of the index.  In this case, you would lose some or all of the stated principal amount of your securities in an amount proportionate to the full negative index return.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with the index.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement.  You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

▪
You may lose some or all of your investment. The securities differ from ordinary debt securities in that we will not necessarily repay the full stated principal amount of your securities at maturity.  Instead, your return on the securities is linked to the performance of the index and will depend on whether, and the extent to which, the index return is positive or negative.  If the final index level is less than the trigger level, you will lose 1% of the stated principal amount of the securities for every 1% by which the final index level is less than the initial index level. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment in the securities.

April 2013	PS-3

Citigroup Inc.
Trigger Step Performance Securities Linked to the S&P 500® Index due on or about October 31, 2016

▪
The trigger feature of the securities exposes you to particular risks. If the final index level is less than the trigger level, the contingent reduced market risk at maturity against a limited range of potential depreciation of the index offered by the securities will not apply and you will lose 1% of the stated principal amount of the securities for every 1% by which the final index level is less than the initial index level. The securities offer no protection at all if the index depreciates by more than 20.00%.  As a result, you may lose your entire investment in the securities.

▪
The securities do not pay interest.  Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪
Investing in the securities is not equivalent to investing in the index or the stocks that constitute the index. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the index. As of April 10, 2013, the average dividend yield of the index was 2.08% per year. While it is impossible to know the future dividend yield of the index, if this average dividend yield were to remain constant for the term of the securities, you would be forgoing an aggregate yield of approximately 7.28% (assuming no reinvestment of dividends) by investing in the securities instead of investing directly in the stocks that constitute the index or in another investment linked to the index that provides for a passthrough of dividends. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

▪
Your payment at maturity depends on the closing level of the index on a single day. Because your payment at maturity depends on the closing level of the index solely on the final valuation date, you are subject to the risk that the closing level of the index on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the index that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the index, you might have achieved better returns.

▪
The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the level and volatility of the index and a number of other factors, including the price and volatility of the stocks that constitute the index, the dividend yields on the stocks that constitute the index, interest rates generally, the time remaining to maturity and our creditworthiness. You should understand that the value of your securities at any time prior to maturity may be significantly less than their stated principal amount or the amount you would expect to receive at maturity.  You must hold your securities to maturity to receive the stated payout from the issuer. You may receive less, and possibly significantly less, than the stated principal amount of the securities if you try to sell your securities prior to maturity, even if the index level is above the trigger level at that time.

▪
The securities are subject to the credit risk of Citigroup Inc.  Any payment on the securities will be made by Citigroup Inc. and therefore is subject to the credit risk of Citigroup Inc.  If we default on our obligations under the securities, you may not receive any payments that become due under the securities. As a result, the value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any decline, or anticipated decline, in our credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the securities.

▪
The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities.

Citigroup Global Markets Inc. intends to make a secondary market in relation to the securities and to provide an indicative bid price on a daily basis. Any indicative bid prices provided by Citigroup Global Markets Inc. shall be determined in Citigroup Global Markets Inc.’s sole discretion, taking into account prevailing market conditions, and shall not be a representation by Citigroup Global Markets Inc. that any instrument can be purchased or sold at such prices (or at all).

Notwithstanding the above, Citigroup Global Markets Inc. may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason.  UBS Financial Services Inc. does not intend to make a market in the securities. Consequently, there may be no market for the securities and investors should not assume that such a market will exist. Accordingly, an investor must be prepared to hold the securities until the maturity date. Where a market does exist, to the extent that an investor wants to sell the securities, the price may, or may not, be at a discount from the $10.00 stated principal amount.

▪
The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets Inc. may be willing to purchase the securities in secondary market transactions will likely be lower than the issue price because the issue price includes, and secondary market prices are likely to exclude, the cost of hedging our obligations under the securities and underwriting fees. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. Any secondary market price is also likely to be reduced by the costs of unwinding the related hedging transactions. Any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets Inc. as a result of dealer discounts, mark-ups or other transaction costs.

▪
Our affiliates, or UBS Financial Services Inc. or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the securities.  Any such research, opinions or recommendations could affect the level of the index and the value of the securities.  Our affiliates, and UBS Financial

April 2013	PS-4

Citigroup Inc.
Trigger Step Performance Securities Linked to the S&P 500® Index due on or about October 31, 2016

Services Inc. and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by our affiliates or by UBS Financial Services Inc. or its affiliates may not be consistent with each other and may be modified from time to time without notice.  These and other activities of our affiliates or UBS Financial Services Inc. or its affiliates may adversely affect the level of the index and may have a negative impact on your interests as a holder of the securities.  Investors should make their own independent investigation of the merits of investing in the securities and the index to which the securities are linked.

▪
Trading and other transactions by our affiliates, or by UBS Financial Services Inc. or its affiliates, in the equity and equity derivative markets may impair the value of the securities.  We expect to hedge our exposure under the securities by entering into equity and/or equity derivative transactions, such as over-the-counter options or exchange-traded instruments, with affiliated or unaffiliated counterparties.  Such trading and hedging activities may affect the level of the index and make it less likely that you will receive a return on your investment in the securities. It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. Our affiliates and UBS Financial Services Inc. and its affiliates may also engage in trading in instruments linked to the index on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Our affiliates or UBS Financial Services Inc. or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the index. By introducing competing products into the marketplace in this manner, our affiliates or UBS Financial Services Inc. or its affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the securities.

▪
Our affiliates, or UBS Financial Services Inc. or its affiliates, may have economic interests that are adverse to yours as a result of their respective business activities.  Our affiliates or UBS Financial Services Inc. or its affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the index, including extending loans to, making equity investments in or providing advisory services to such issuers.  In the course of this business, our affiliates or UBS Financial Services Inc. or its affiliates may acquire non-public information about those issuers, which they will not disclose to you.  Moreover, if any of our affiliates or UBS Financial Services Inc. or any of its affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

▪
The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities.  If certain events occur, such as market disruption events or the discontinuance of the index, Citigroup Global Markets Inc., as calculation agent, may be required to make discretionary judgments that could significantly affect your payment at maturity.  In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪
Adjustments to the index may affect the value of your securities. S&P Dow Jones Indices LLC (the “index publisher”) may add, delete or substitute the stocks that constitute the index or make other methodological changes that could affect the level of the index. The index publisher may discontinue or suspend calculation or publication of the index at any time without regard to your interests as holders of the securities.

▪
The U.S. federal tax consequences of an investment in the securities are unclear.  There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected.  As described below under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.  You should read carefully the discussion under "United States Federal Tax Considerations" and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Information about the Index

The S&P 500® Index consists of 500 common stocks selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets.  It is calculated and maintained by S&P Dow Jones Indices LLC.  The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates.  For more information, see “Equity Index Descriptions—S&P 500® Index—License Agreement” in the accompanying underlying supplement.

April 2013	PS-5

Citigroup Inc.
Trigger Step Performance Securities Linked to the S&P 500® Index due on or about October 31, 2016

Please refer to the sections “Risk Factors” and “Equity Index Descriptions—S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the index, including certain risks that are associated with an investment linked to the index.

Historical Information

The closing level of the index on April 10, 2013 was 1,587.73.

The graph below shows the closing levels of the index for each day such level was available from January 2, 2008 to April 10, 2013.  We obtained the closing levels and other information below from Bloomberg L.P., without independent verification.  You should not take the historical levels of the index as an indication of future performance.

S&P 500® Index – Historical Closing Levels January 2, 2008 to April 10, 2013

United States Federal Tax Considerations

You should read carefully the discussion under "United States Federal Tax Considerations" and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes.  By purchasing the securities, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.  There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•
Upon a sale or exchange of the securities, or retirement of the securities at maturity, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if you held the securities for more than one year.

Under current law, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of amounts paid to you with respect to the securities provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments

April 2013	PS-6

Citigroup Inc.
Trigger Step Performance Securities Linked to the S&P 500® Index due on or about October 31, 2016 to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

You should read the section entitled "United States Federal Tax Considerations" in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Supplemental Plan of Distribution

Citigroup Global Markets Inc., acting as principal, has agreed to purchase from Citigroup Inc., and Citigroup Inc. has agreed to sell to Citigroup Global Markets Inc., the aggregate stated principal amount of the securities set forth on the cover page of this pricing supplement for $9.725 per security. UBS Financial Services Inc., acting as principal, has agreed to purchase from Citigroup Global Markets Inc., and Citigroup Global Markets Inc. has agreed to sell to UBS Financial Services Inc., all of such securities for $9.725 per security. UBS Financial Services Inc. will receive an underwriting discount of $0.275 per security for each security it sells.  The underwriting discount will be received by UBS Financial Services Inc. and its financial advisors collectively. If all of the securities are not sold at the initial offering price, Citigroup Global Markets Inc. may change the public offering price and other selling terms.

Citigroup Global Markets Inc. is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in each of the accompanying product supplement and prospectus supplement and “Plan of Distribution” in the accompanying prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We may hedge our obligations under the securities through an affiliate of Citigroup Global Markets Inc. and us or through unaffiliated counterparties, and our counterparties may profit from such expected hedging activity even if the value of the securities declines. This hedging activity could affect the closing level of the index and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Certain Additional Selling Restrictions

Chile

The securities are being offered as of the date hereof solely to Qualified Investors (Inversionistas Calificados) pursuant to the private placement exemption provided by General Rule No. 306 of the Superintendencia de Valores Y Seguros (the “SVS”). The offering of the securities has not been and will not be registered with the Chilean Securities Registry or the Registry of Foreign Securities of the SVS and, therefore, the securities are not subject to oversight by the SVS and may not be sold publicly in Chile. The issuer of the securities is not obligated to make information available publicly in Chile regarding the securities.

© 2013 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

April 2013	PS-7